Exhibit 99.04
                                Southern Company
                        Analysis of Consolidated Earnings
                            (In Millions of Dollars)

                                       3 Months Ended September                     9 Months Ended September
                                    -------------------------------          ----------------------------------
                                      2004         2003     Change              2004          2003      Change
                                      ----         ----     ------              ----          ----      ------
Income Account-
Retail Revenue                      $2,915       $2,757       $158            $7,537        $6,907        $630
Wholesale Revenue                      343          376        (33)            1,038         1,034           4
Other Electric Revenues                100           91          9               287           268          19
Contract Termination                     -            -          -                 -           142        (142)
Non-regulated Operating Revenues        83           77          6               320           315           5
                                    ------       ------      -----            ------        ------        ----
Total Revenues                       3,441        3,301        140             9,182         8,666         516
                                    ------       ------      -----            ------        ------        ----
Fuel and Purchased Power             1,170        1,074         96             3,217         2,770         447
Non-fuel O & M                         756          716         40             2,345         2,221         124
Depreciation and Amortization          241          261        (20)              715           764         (49)
Taxes Other Than Income Taxes          161          155          6               474           447          27
                                    ------       ------      -----            ------        ------        ----
Total Operating Expenses             2,328        2,206        122             6,751         6,202         549
                                    ------       ------      -----            ------        ------        ----
Operating Income                     1,113        1,095         18             2,431         2,464         (33)
Other Income, net                       10          (26)        36                 4           (10)         14
Interest Charges and Dividends         172          171          1               519           519           -
Income Taxes                           306          279         27               588           586           2
                                    ------       ------      -----            ------        ------        ----
NET INCOME AS REPORTED (See Note)   $  645       $  619      $  26            $1,328        $1,349        $(21)
                                    ======       ======      =====            ======        ======        =====
NET INCOME EXCLUDING DYNEGY         $  645       $  619      $  26            $1,328        $1,266        $ 62
                                    ======       ======      =====            ======        ======        ====

Note

-Includes in 2003 a one-time after tax gain of $88 million in May 2003 from the termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc. After adjusting for revenues that otherwise would have been recognized for the remainder of the year, the adjusted gain for 2003 was $83 million.